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                                                                    Exhibit 3(a)

                         CERTIFICATE OF AMENDMENT TO THE

                         CERTIFICATE OF INCORPORATION OF

                       SYNTHETIC BLOOD INTERNATIONAL, INC.


    To:  The Secretary of State
         State of New Jersey

         Pursuant to the provisions of Section 14A:9-2(4) and Section 14A:9-4(3), Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Certificate of Incorporation:

         1 . The name of the corporation is Synthetic Blood International, Inc.

         2. The following amendment to the Certificate of Incorporation was approved by the directors and thereafter duly adopted by the shareholders of the corporation on the 23rd day of May, 1996:

         Resolved, that the Certificate of Incorporation be amended to add new Article Seventh, to read as follows:

                  Shareholders of the corporation shall have no preemptive or preferential rights to subscribe for or purchase any shares of any class of stock, whether now or hereafter authorized, or any obligations, bonds or other securities convertible into shares or securities.

         3. The number of shares entitled to vote upon the amendment was 29,239,082.

         4. That in lieu of a meeting and vote of the shareholders and in accordance with the Provisions of Section 14A:5-6. the amendment was adopted by the shareholders without a meeting pursuant to the written consents of the shareholders and the number of shares represented by such consents is 21,602,910 shares. The amendment was approved by the written consent of shareholders holding more than two-thirds of the outstanding voting stock of the corporation.

Dated this 29th day of May, 1996.



                                       Synthetic Blood International, Inc.

                                       By: /s/ Robert Larsen
                                       -----------------------------------
                                           Robert Larsen, Vice President